Boxlight Announces the Appointment of Jim Clark as Board Member

Clark serves as president and CEO of the Boys & Girls Clubs of America, leading a network of 4,600 Boys and Girls Clubs that serve nearly 4.7 million young people globally

Lawrenceville, GA – Oct. 17, 2019 – Boxlight Corporation (NASDAQ: BOXL), a leading provider of interactive technology solutions for the global education market, is pleased to announce the appointment of Jim Clark to its board of directors.

Mr. Clark has served as the president and CEO of the Boys & Girls Clubs of America (BGCA) since January 2012. He leads a network of 4,600 Boys & Girls Clubs that serves nearly 4.7 million young people annually in all 50 states and US Territories – in large cities and small towns, in public housing and on Native lands – and on U.S. military installations across the globe. More than 50,000 professional staff members operate the Clubs, supported by some 285,000 board and program volunteers.

Mr. Clark has guided the organization through the launch of an exciting new strategic direction, the Great Futures Impact Plan. Under his leadership, BGCA Clubs are increasing the impact on the young people they serve by focusing on three priority outcome areas – academic success, good character and citizenship, and healthy lifestyles.

To ensure BGCA provides the best possible service to Clubs, Mr. Clark has spearheaded a major restructuring of the national organization. He has introduced innovative programming that supports the three outcome areas in ways that are fun and engaging, such as state-of-the-art STEM initiatives and Brain Gain, a program to combat summer learning loss.

“On behalf of Boxlight and the board of directors, I am pleased to welcome Jim to the board,” stated Boxlight Chairman and CEO Mark Elliott. “Jim has a tremendous track record of success in advancing the development of young people and a deep understanding of the educational needs of today’s youth.”

“I am honored to join the board of directors of Boxlight and work alongside a group of professionals that share my passion to improve the educational experience of young people,” said Mr. Clark. “Along with the other members of the board, I am committed to continuing the rewarding work of promoting Boxlight’s technology solutions to the education market worldwide.”

About Boxlight Corporation: Boxlight Corporation (Nasdaq: BOXL) (“Boxlight”) is a leading provider of technology solutions for the global education market. The company aims to improve learning and engagement in classrooms and to help educators enhance student outcomes by developing the products they need. The company develops, sells and services its integrated, interactive solution suite including software, classroom technologies, professional development and support services. For more information about the Boxlight story, visit http://www.boxlight.com.

Forward Looking Statements: This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements because of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, competition in the industry, etc. Boxlight encourages you to review other factors that may affect its future results in Boxlight’s filings with the Securities and Exchange Commission.

Contacts

Media

Lori Page

Vice President, Global Marketing

Mobile: +1 404.903.1462 | Office: 866.972.1549, x247

lori.page@boxlight.com

Investor Relations

Michael Pope, Boxlight Corporation

+1 360-464-4478

michael.pope@boxlight.com

or

Stephen Hart
Hayden IR
+1 917-658-7878
boxl@haydenir.com